Exhibit 99.2

Excerpts from the Preliminary Offering Memorandum of United States Steel Corporation,
dated October 15, 2019

Recent Developments

Launch of New ABL Credit Agreement; Upsize of Existing ABL Credit Agreement; Launch of Waiver Process for Existing ABL Credit Agreement

In order to ensure that we have committed financing to consummate our acquisition of a 49.9% ownership interest in each of Big River Steel Holdings, LLC (“Big River”) and BRS Stock Holdco LLC (“BRS Newco”) (such transaction, the “BRS Joint Venture’’), on September 30, 2019, we obtained a commitment from Barclays Plc to provide an additional $500 million commitment (the “ABL Upsize Commitment”) under our Fourth Amended and Restated ABL Credit Agreement (the “Existing ABL Credit Agreement”), increasing the size of the lenders’ commitments under our Existing ABL Credit Agreement from $1.5 billion to $2.0 billion in total. Pursuant to the commitment papers we entered into with Barclays Plc on September 30, 2019, we will only be able to obtain the ABL Upsize Commitment and borrow under the Existing ABL Credit Agreement (as the commitments thereunder shall be increased by the ABL Upsize Commitment) in connection with consummating the BRS Joint Venture. In connection therewith and to ensure certainty of funding, on October 14, 2019, we received certain waivers in order to provide for customary “limited conditionality” availability of up to $725 million under the Existing ABL Credit Agreement to pay the purchase price for the BRS Joint Venture. We will only draw down amounts under the Existing ABL Credit Agreement, including the ABL Upsize Commitment, if the New ABL Credit Agreement (as defined below) does not become effective prior to the consummation of the BRS Joint Venture and we decide to use ABL drawings to pay all or a portion of the purchase price for the BRS Joint Venture.

On October 10, 2019, we launched the syndication of a five-year senior secured asset-based revolving credit facility in an aggregate amount up to $2.0 billion (the “New ABL Credit Agreement”). The New ABL Credit Agreement is expected to be on substantially the same terms as the Existing ABL Credit Agreement, except the New ABL Credit Agreement will mature five years from the date of effectiveness, will include a “first-in, last-out” tranche in an amount up to $150 million and will include changes to the fixed charge coverage ratio and related definitions and certain other changes to be agreed. We expect that the New ABL Credit Agreement will become effective prior to the consummation of the BRS Joint Venture, and we may borrow under the New ABL Credit Agreement on a “limited conditionality” basis to pay all or a portion of the purchase price for the BRS Joint Venture.

There can be no assurances that any of the foregoing transactions will be completed.

2019 Environmental Revenue Bonds

On October 10, 2019, we launched offerings of two series of environmental revenue bonds in aggregate principal amount of $367,630,000, that we expect will mature between 2024 and 2049 (collectively, the “2019 Environmental Revenue Bonds”). Proceeds of the 2019 Environmental Revenue Bonds in the amount of $92,630,000 will be used to redeem our existing outstanding environmental revenue bonds, for which we issued a conditional redemption notice on October 11, 2019. Proceeds of the 2019 Environmental Revenue Bonds in the amount of $275,000,000 will be used to finance or refinance the acquisition, construction, equipping and installation of certain solid waste disposal facilities, including an electric arc furnace and other equipment and facilities at the Company’s Fairfield Works Mill located in unincorporated Jefferson County, Alabama. The 2019 Environmental Revenue Bonds are expected to be issued in the last two weeks of October, however there can be no assurance that the closing of any series of 2019 Environmental Revenue Bonds will occur.

Risk Factors

Risks Related to the BRS Joint Venture

The consummation of the BRS Joint Venture may not occur at all or may not occur in the expected time frame, which may negatively affect our future business and financial results.

The consummation of the BRS Joint Venture is not assured and is subject to certain conditions, including the absence of any law or judgment enacted, entered, promulgated or enforced preventing or making illegal the consummation of the transactions, as well as other customary closing conditions.

The acquisition of 49.9% of the ownership interests in each of Big River and BRS Newco and the exercise of our call option to acquire the remaining 50.1% within the next four years are subject to a number of risks and uncertainties, including general economic and capital markets conditions; the effects that the announcement or pendency of the joint venture may have on us, Big River and our respective businesses; inability of Big River to satisfy any of the closing conditions; the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreements with respect to the BRS Joint Venture; legal proceedings that may be instituted related to the proposed acquisition and the legal expenses and diversion of management’s attention that may be associated therewith; and unexpected costs, charges or expenses. In addition, our ability to exercise our call option to acquire the remaining 50.1% of each of Big River and BRS Newco is subject to our ability to obtain required regulatory and governmental approvals. If the planned BRS Joint Venture and the exercise of the call option to acquire the remaining 50.1% are not completed or if there are significant delays in completing the planned transactions, it could negatively affect our future business and financial results.

We are participating in joint ventures, including the BRS Joint Venture, which may not be successful.

Our joint venture partners, as well as any future partners, may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture. Immediately following the consummation of the BRS Joint Venture, we will be the minority holder in each of Big River and BRS Newco unless and until we acquire the remaining 50.1% in each of Big River and BRS Newco pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of Big River and a substantially similar Amended and Restated Limited Liability Company Agreement of BRS Newco, and our joint venture partner will therefore control all aspects of the business, subject to certain consent and approval rights that we have, during the time we are the minority holder. In the event that we have a disagreement with a joint venture partner as to the resolution of a particular issue, or as to the management or conduct of the business of the joint venture in general, we may not be able to resolve such disagreement in our favor. In addition, our joint venture partners may, as a result of financial or other difficulties or because of other reasons, be unable or unwilling to fulfill their obligations under the joint venture, such as contributing capital to expansion or maintenance projects or approving dividends or other distributions or payments to us. Any significant downturn or deterioration in the business, financial condition or results of operations of a joint venture could adversely affect our results of operations in a particular period. There can be no assurance that our joint ventures will be beneficial to us.

In addition, joint ventures present operational, strategic and financial risks, as well as risks associated with liabilities arising from the previous operations of the joint venture companies. All of these risks are magnified in the case of a large joint venture, such as the BRS Joint Venture.

Description of Other Indebtedness

USSK Credit Agreement

On September 26, 2018, USSK entered into a €460 million (approximately $524 million) unsecured revolving credit facility (the ‘‘USSK Credit Agreement’’), replacing USSK’s prior €200 million revolving credit facility.

Purpose

Borrowings under the USSK Credit Agreement are available for general corporate purposes. As of June 30, 2019, USSK had borrowings of €200 million (approximately $228 million) under the USSK Credit Agreement and had availability of €260 million (approximately $296 million). On September 16, 2019, we borrowed an additional €150 million (or approximately $170 million) under our USSK Credit Agreement.

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